Shareholder Meeting (unaudited)

On December 1, 2004, a Special Meeting of shareholders of the Fund was held to elect nine Trustees, effective January 1, 2005.

Proxies covering 53,065,023 shares of beneficial interest were voted at the meeting.

Shareholders elected the following Trustees to serve until their respective successors are duly elected and qualified, with the votes tabulated as follows:

                                                        WITHHELD
                                FOR                     AUTHORITY
James F. Carlin                 52,367,543              697,480
Richard P. Chapman Jr.          52,363,292              701,731
William H. Cunningham           52,341,107              723,916
Ronald R. Dion                  52,367,543              697,480
Charles L. Ladner               52,364,862              700,161
Dr. John A. Moore               52,383,363              681,660
Patti McGill Peterson           52,332,355              732,668
Steven R. Pruchansky            52,347,075              717,948
James A. Sheperdson             52,377,884              687,139